Exhibit 99.1

Actuant Reports Second Quarter Results; Reaffirms Fiscal 2014 Guidance; New Share Repurchase Program Announced

MILWAUKEE--(BUSINESS WIRE)--March 19, 2014--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 28, 2014.

Highlights

  Total sales increased 9% compared to the prior year with core sales growth of 4% (total sales excluding the impact of acquisitions, divestitures and foreign exchange rates) and acquisitions contributing 5%.
  Diluted earnings per share from continuing operations (“EPS”) were $0.30, down from $0.35 in the prior year comparable quarter due to a higher effective income tax rate.
  Repurchased 2.6 million shares of common stock for $94 million in the quarter, completing the prior seven million share repurchase authorization. Actuant’s Board of Directors approved a new seven million share buy-back program.
  Finalized the sale of the Electrical business which resulted in a net gain in discontinued operations. Proceeds were used to reduce debt and fund share repurchases.
  Introduced third quarter EPS guidance in the range of $0.60-0.65 per share.

Mark E. Goldstein, Chief Executive Officer of Actuant commented, “On a consolidated basis, results in the quarter were generally in line with our forecast and reflected the normal seasonal slowdown. The 4% core sales growth includes significantly improved activity in Energy and continued solid growth in Engineered Solutions. Industrial’s core sales decline reflected cautious spending patterns by customers as well as negative North American weather and facility relocation impacts. We are pleased with the progress we are making on some of the operational issues within Energy that we highlighted last quarter. However, the impact of segment mix, choppy demand, and other inefficiencies related to facility closures and relocations weighed on consolidated profit margins. While our pre-tax income increased year-over-year, tax expense doubled, resulting in a decline in year-over-year second quarter EPS.”

Consolidated Results

Continuing Operations

Consolidated sales for the second quarter were $328 million, 9% higher than the $300 million in the comparable prior year quarter. Core sales increased 4% while acquisitions contributed 5% to total sales. Despite sizeable movements in emerging market currency exchange rates, the net foreign currency translation impact on a consolidated basis was negligible due to the stronger Euro and British Pound. Fiscal 2014 second quarter net earnings and EPS from continuing operations were $22.3 million, or $0.30 per share, compared to $25.8 million and $0.35, respectively, in the comparable prior year quarter.

Sales for the six months ended February 28, 2014 were $667 million, 10% higher than the $608 million in the comparable prior year period. Excluding the 6% benefit of acquisitions, year-to-date core sales increased 4%. Earnings and EPS for the six months ended February 28, 2014 were $55.3 million, or $0.74 per diluted share, compared to $56.4 million, or $0.76 per diluted share for the comparable prior year period

Discontinued Operations

Results from discontinued operations represent the financial results of the Electrical business for all periods presented. The Company completed the sale of the segment on December 13, 2013 and the $19.1 million of earnings from discontinued operations in the second quarter of fiscal 2014 includes the net gain on the divestiture.

New Seven Million Share Repurchase Authorization

The Company also announced that its Board of Directors approved a new seven million share repurchase program. During the quarter, the Company completed its prior share repurchase authorization. “Since the approval of the initial seven million share buy-back authorization, $214 million of capital was returned to shareholders, and over $300 million was deployed on acquisitions,” stated Goldstein. “We have the strongest balance sheet in our history and will continue to deploy capital with our priorities being internal growth, acquisitions, and opportunistic share repurchases.”

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Sales	$93.6	$99.0	$192.2	$200.1
Operating Profit	$26.5	$26.4	$53.4	$53.4
Operating Profit %	28.3%	26.6%	27.8%	26.7%

Second quarter fiscal 2014 Industrial segment sales were $94 million, 5% lower than the prior year. This 5% core sales decline was due to lower global Integrated Solutions activity compared to the prior year’s robust levels as well as continued tepid Industrial Tool demand, notably in the mining maintenance market. In addition, a plant relocation and severe weather hindered North American volumes in the quarter. Second quarter operating profit margin of 28.3% was 170 basis points higher than the comparable prior year period due to favorable mix and effective cost management.

Energy Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Sales	$106.0	$80.8	$214.0	$171.6
Operating Profit	$9.5	$9.7	$18.4	$25.1
Operating Profit %	9.0%	12.0%	8.6%	14.6%

Fiscal 2014 second quarter year-over-year Energy segment sales increased 31% to $106 million. Excluding the 21% benefit from acquisitions and the unfavorable 1% foreign currency exchange rate change impact, core sales increased 11% from the prior year. Hydratight experienced a significant sequential improvement in core sales growth, notably in North American and Asia Pacific maintenance activity. Cortland’s core sales growth reflects higher demand for synthetic rope, seismic and defense products. Viking revenues in the quarter continue to be impacted by mobilization delays on secured contracts and delayed decisions by project sponsors on active bids. While margins declined year-over-year due to acquisition and sales mix, they improved 70 basis points sequentially from the first quarter level, despite seasonally weaker second quarter revenue.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
Sales	$128.2	$120.7	$261.2	$236.6
Operating Profit	$9.5	$8.3	$22.7	$15.9
Operating Profit %	7.4%	6.9%	8.7%	6.7%

Second quarter fiscal 2014 Engineered Solutions segment sales increased 6% from the prior year to $128 million. Excluding the 1% decline from product line divestitures, core sales increased 7%. Second quarter sales continued to benefit from strong European heavy-duty truck demand. In addition, the segment experienced higher activity in the China truck market along with increased agriculture sales, notably from new products. Second quarter operating profit margin increased 50 basis points year-over-year due to the higher volumes, partially offset by relocation inefficiencies associated with several complex facility moves.

Corporate and Income Taxes

Corporate expenses for the second quarter of fiscal 2014 were $6.5 million, $0.9 million below the comparable prior year period due to cost reduction efforts. The Company’s effective income tax rate for the quarter of 29.0% was higher than the prior year’s 15.7%. It was also above the approximate 25% guidance provided for the quarter due primarily to the mix of global earnings by tax jurisdiction.

Financial Position

Net debt declined approximately $158 million in the quarter to $235 million (total debt of $390 million less $155 million of cash). The Company received gross proceeds of approximately $258 million from the December 2013 sale of the Electrical business which were used to fund divestiture costs, reduce debt and repurchase approximately $94 million of common stock. Free cash flow in the quarter was impacted by a build in working capital, which should reverse later in the year, and higher capital spending. At February 28, 2014, the Company had a net debt to EBITDA leverage ratio of 0.9, and $600 million in revolver availability.

Outlook

Goldstein continued, “We are seeing modestly improving order activity and trends. This, coupled with the progress our businesses continue to make on operating efficiencies and processes, provides optimism for stronger financial performance in the second half of fiscal year 2014. We are maintaining our expectation for full year core sales growth of 3-5% and revenue of $1.410-$1.450 billion. EPS is expected to be at the lower end of our $2.00-2.10 forecast based on our current visibility. We continue to anticipate full year free cash flow of approximately $190 million.

We expect third quarter sales to be in the $370-380 million range, with EPS of $0.60-0.65. The third quarter outlook incorporates the normal sequential uptick in activity experienced across nearly all of our underlying businesses, as well as an effective income tax rate in the low teens.

Actuant’s continued focus on our core strategies of operational excellence, high growth market expansion, Growth + Innovation, and strategic acquisitions positions us well for 2014 and beyond."

Conference Call Information

An investor conference call is scheduled for 10 am CT today, March 19, 2014. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$155,017	$103,986
Accounts receivable, net	233,951	219,075
Inventories, net	164,994	142,549
Deferred income taxes	16,326	18,796
Other current assets	30,116	28,228
Assets of discontinued operations	-	272,606
Total current assets	600,404	785,240

Property, plant and equipment, net	208,179	201,496
Goodwill	749,782	734,952
Other intangible assets, net	372,034	376,692
Other long-term assets	28,735	20,952

Total assets	$1,959,134	$2,119,332

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$153,726	$154,049
Accrued compensation and benefits	45,824	43,800
Current maturities of debt	2,250	-
Income taxes payable	32,849	14,014
Other current liabilities	63,646	56,899
Liabilities of discontinued operations	-	53,080
Total current liabilities	298,295	321,842

Long-term debt	387,750	515,000
Deferred income taxes	95,114	115,865
Pension and postretirement benefit accruals	12,283	20,698
Other long-term liabilities	64,591	65,660

Shareholders' equity
Capital stock	15,633	15,399
Additional paid-in capital	80,622	49,758
Treasury stock	(214,010)	(104,915)
Retained earnings	1,266,116	1,188,685
Accumulated other comprehensive loss	(47,260)	(68,660)
Stock held in trust	(4,123)	(3,124)
Deferred compensation liability	4,123	3,124
Total shareholders' equity	1,101,101	1,080,267

Total liabilities and shareholders' equity	$1,959,134	$2,119,332

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2014	2013	2014	2013

Net sales	$327,770	$300,468	$667,326	$608,277
Cost of products sold	203,323	184,290	411,099	367,731
Gross profit	124,447	116,178	256,227	240,546

Selling, administrative and engineering expenses	79,240	73,339	161,158	148,199
Amortization of intangible assets	6,226	5,968	12,441	12,002
Operating profit	38,981	36,871	82,628	80,345

Financing costs, net	6,262	6,260	13,012	12,582
Other expense (income), net	1,326	(37)	2,467	607
Earnings from continuing operations before income tax expense	31,393	30,648	67,149	67,156

Income tax expense	9,089	4,814	11,840	10,771
Earnings from continuing operations	22,304	25,834	55,309	56,385
Earnings from discontinued operations, net of income taxes	19,088	2,601	22,120	8,393
Net earnings	$41,392	$28,435	$77,429	$64,778

Earnings from continuing operations per share
Basic	$0.31	$0.35	$0.76	$0.77
Diluted	0.30	0.35	0.74	0.76

Earnings per share
Basic	$0.57	$0.39	$1.07	$0.89
Diluted	0.56	0.38	1.04	0.87

Weighted average common shares outstanding
Basic	72,227	72,946	72,656	72,869
Diluted	73,773	74,416	74,392	74,343

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2014	2013	2014	2013

Operating Activities
Net earnings	$41,392	$28,435	$77,429	$64,778
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,761	14,451	31,965	28,898
Net gain on disposal of businesses	(26,339)	-	(26,339)	-
Stock-based compensation expense	6,509	3,651	10,612	7,128
Benefit for deferred income taxes	(2,656)	(2,862)	(11,064)	(6,018)
Amortization of debt discount and debt issuance costs	423	496	983	992
Other non-cash adjustments	124	5	(743)	(172)
Changes in components of working capital and other:
Accounts receivable	(2,271)	(8,260)	4,769	(3,721)
Inventories	(10,149)	7,166	(21,783)	(4,152)
Prepaid expenses and other assets	1,978	4,939	(1,071)	(1,204)
Trade accounts payable	(15,395)	(10,733)	(12,835)	(22,281)
Income taxes payable	(10,210)	(3,883)	(13,399)	(2,722)
Accrued compensation and benefits	6,268	1,526	3,673	(12,427)
Other accrued liabilities	(1,498)	(6,883)	(5,314)	(8,776)
Net cash provided by operating activities	3,937	28,048	36,883	40,323

Investing Activities
Proceeds from sale of property, plant and equipment	95	200	2,008	1,177
Proceeds from sale of businesses, net of transaction costs	243,386	-	243,386	-
Capital expenditures	(10,969)	(4,037)	(22,226)	(11,726)
Business acquisitions, net of cash acquired	-	-	-	(83)
Net cash provided by (used in) investing activities	232,512	(3,837)	223,168	(10,632)

Financing Activities
Net repayments on revolving credit facilities and other debt	(113,000)	-	(125,000)	-
Principal repayments on term loan	-	(1,250)	-	(2,500)
Purchase of treasury shares	(93,743)	(1,679)	(109,095)	(8,821)
Payment of contingent consideration	(339)	(1,350)	(753)	(1,350)
Stock option exercises and related tax benefits	15,241	5,299	25,803	10,772
Cash dividend	-	-	(2,919)	(2,911)
Net cash provided by (used in) financing activities	(191,841)	1,020	(211,964)	(4,810)

Effect of exchange rate changes on cash	867	(2,719)	2,944	(2,242)
Net increase in cash and cash equivalents	45,475	22,512	51,031	22,639
Cash and cash equivalents - beginning of period	109,542	68,311	103,986	68,184
Cash and cash equivalents - end of period	$155,017	$90,823	$155,017	$90,823

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$101,122	$98,999	$111,308	$111,191	$422,620	$98,641	$93,571			$192,212
ENERGY SEGMENT	90,769	80,794	99,158	92,651	363,372	107,925	106,031			213,956
ENGINEERED SOLUTIONS SEGMENT	115,918	120,675	133,739	123,418	493,750	132,990	128,168			261,158
TOTAL	$307,809	$300,468	$344,205	$327,260	$1,279,742	$339,556	$327,770			$667,326

% SALES GROWTH
INDUSTRIAL SEGMENT	1%	1%	1%	1%	1%	-2%	-5%			-4%
ENERGY SEGMENT	13%	2%	3%	-1%	4%	19%	31%			25%
ENGINEERED SOLUTIONS SEGMENT	-10%	-2%	-2%	4%	-3%	15%	6%			10%
TOTAL	-1%	0%	0%	2%	0%	10%	9%			10%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,006	$26,350	$32,426	$31,862	$117,644	$26,897	$26,477			$53,374
ENERGY SEGMENT	15,387	9,677	19,736	18,480	63,280	8,923	9,504			18,427
ENGINEERED SOLUTIONS SEGMENT	7,625	8,275	12,754	11,674	40,328	13,190	9,548			22,738
CORPORATE / GENERAL	(6,544)	(7,431)	(7,874)	(9,258)	(31,107)	(5,363)	(6,548)			(11,911)
TOTAL	$43,474	$36,871	$57,042	$52,758	$190,145	$43,647	$38,981			$82,628

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.7%	26.6%	29.1%	28.7%	27.8%	27.3%	28.3%			27.8%
ENERGY SEGMENT	17.0%	12.0%	19.9%	19.9%	17.4%	8.3%	9.0%			8.6%
ENGINEERED SOLUTIONS SEGMENT	6.6%	6.9%	9.5%	9.5%	8.2%	9.9%	7.4%			8.7%
TOTAL (INCLUDING CORPORATE)	14.1%	12.3%	16.6%	16.1%	14.9%	12.9%	11.9%			12.4%

EBITDA
INDUSTRIAL SEGMENT	$29,033	$28,471	$34,374	$33,742	$125,620	$28,657	$27,907			$56,564
ENERGY SEGMENT	19,694	14,278	23,977	22,185	80,134	17,923	18,130			36,053
ENGINEERED SOLUTIONS SEGMENT	12,047	12,611	16,700	15,659	57,017	17,365	13,581			30,946
CORPORATE / GENERAL	(6,195)	(6,582)	(7,556)	(8,556)	(28,889)	(5,235)	(6,202)			(11,437)
TOTAL	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416			$112,126

EBITDA %
INDUSTRIAL SEGMENT	28.7%	28.8%	30.9%	30.3%	29.7%	29.1%	29.8%			29.4%
ENERGY SEGMENT	21.7%	17.7%	24.2%	23.9%	22.1%	16.6%	17.1%			16.9%
ENGINEERED SOLUTIONS SEGMENT	10.4%	10.5%	12.5%	12.7%	11.5%	13.1%	10.6%			11.8%
TOTAL (INCLUDING CORPORATE)	17.7%	16.2%	19.6%	19.3%	18.3%	17.3%	16.3%			16.8%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392			$77,429
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)			(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304			55,309
INCOME TAX ADJUSTMENT	-	-	-	(10,596)	(10,596)	-	-			-
TOTAL	$30,551	$25,834	$46,077	$34,519	$136,981	$33,005	$22,304			$55,309

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.49	$0.38	$(1.24)	$0.78	$0.40	$0.48	$0.56			$1.04
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.08)	(0.03)	1.86	(0.18)	1.58	(0.04)	(0.26)			(0.30)
EARNINGS FROM CONTINUING OPERATIONS	0.41	0.35	0.62	0.60	1.98	0.44	0.30			0.74
INCOME TAX ADJUSTMENT	-	-	-	(0.14)	(0.14)	-	-			-
TOTAL	$0.41	$0.35	$0.62	$0.46	$1.84	$0.44	$0.30			$0.74

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392			$77,429
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)			(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304			55,309
FINANCING COSTS, NET	6,322	6,260	6,229	6,026	24,837	6,750	6,262			13,012
INCOME TAX EXPENSE	5,957	4,814	3,825	776	15,372	2,751	9,089			11,840
DEPRECIATION & AMORTIZATION	11,749	11,870	11,364	11,113	46,096	16,204	15,761			31,965
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416			$112,126

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (income tax adjustments and discontinued operations), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562